Exhibit T3B-2

AMENDMENT TO

THE OPERATING AGREEMENT

OF

PERFORMANCE DRILLING COMPANY, LLC

THIS AMENDMENT (the “Amendment”) is made and entered into effective as of October 31, 2006 (the “Effective Date”).

RECITALS

WHEREAS, Performance Drilling Company, LLC (“Performance’) a Mississippi limited liability company was organized pursuant to an Operating Agreement dated March 14, 2006; and

WHEREAS, Sajac O& G Investors, LLC (“Sajac”), a Mississippi limited liability company, was the original and sole member of Performance; and

WHEREAS, Sajac has transferred all of its right, title and interest in Performance to O & G Leasing, LLC (O&G”), a Mississippi limited liability company as of the Effective Date, such that O&G know owns 100% of the membership interest of Performance; and

WHEREAS, Performance is now a wholly-owned subsidiary of O&G; and

WHEREAS, Performance and O&G desire to amend the Operating Agreement of Performance to reflect the change of ownership from Sajac to O&G.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Operating Agreement of Performance Drilling Company, LLC is hereby amended and revised as follows:

1. Incorporation of Recitals. The recitals set forth at the beginning of this Amendment are incorporated herein by reference as if restated verbatim in full.

2. Change from Sajac to O&G. All provisions of the Operating Agreement of Performance which refer to Sajac or the membership interest of Sajac are hereby modified, changed and amended to substitute the name of O&G in the place of Sajac, and from and after the Effective Date, O&G shall own 100% of the membership interest in Performance and shall be its sole member.

3. General Provisions.

3.1 Captions. Construction. The captions of Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Sections. As used in this Amendment, the singular shall include the plural and any gender shall include all genders as the context requires.

3.2 Survival, Binding Effect. All obligations established by and arising under this Amendment shall survive the consummation of the transactions contemplated herein. Each of the provisions of this Amendment shall extend to, bind and/or inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

3.3 Governing Law, Entire Agreement. This Amendment shall be governed by the laws of the State of Mississippi, and constitutes the entire agreement among the parties on the matters contained herein. This Amendment may be amended only by written agreement executed by the parties hereto.

3.4 Further Assurances. The parties hereto shall execute and deliver such further instruments, documents and agreements as may be necessary or appropriate to carry out the terms and provisions of this Amendment.

3.5 Severability. If any provisions of this Amendment is deemed or held to be illegal, invalid or unenforceable, this Amendment shall be considered divisible and inoperative as to such provisions to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Amendment shall remain in full force and effect; provided, however, that if any provisions of this Amendment is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision, which shall be legal, valid and enforceable. Further, should any provision contained in this Lease ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

SOLE MEMBER OF
PERFORMANCE DRILLING COMPANY, LLC

O&G LEASING, LLC
A Mississippi Limited Liability Company

By.	/s/ Ben O. Turnage
Ben O. Turnage, Manager

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